Exhibit (a)(1)(A)

BARINGS BDC, INC.

Offer to Purchase for Cash

Shares of its Common Stock

for an Aggregate Purchase Price of Not More Than $50,000,000

at a Purchase Price of Not Greater Than $11.72

or Less Than $10.20 Per Share of Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 6, 2018, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Barings BDC, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Company,” “Barings BDC,” “we” or “us”), is offering to purchase for cash shares of its common stock, par value $0.001 per share (the “Shares”), for an aggregate purchase price of not more than $50,000,000 at a price specified by the tendering stockholders of not greater than $11.72 or less than $10.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase, dated August 7, 2018 (this “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer will expire at 5:00 p.m., New York City time, on September 6, 2018, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures, including choosing the price or prices at which you wish to tender your Shares, described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

On July 24, 2018, the Company’s stockholders approved, among other matters, (i) the Asset Purchase Agreement, dated as of April 3, 2018, by and between the Company and BSP Asset Acquisition I, LLC (the “Asset Buyer”), and the transactions contemplated thereby, including the sale of substantially all of the Company’s portfolio investments to the Asset Buyer (the “Asset Sale”), (ii) the issuance and sale by the Company to Barings LLC (the “Advisor”) of up to, under certain circumstances, $150,000,000 worth of Shares pursuant to the terms of the Stock Purchase and Transaction Agreement, dated as of April 3, 2018, by and between the Company and the Advisor (the “Externalization Agreement” and the transactions contemplated thereby, the “Externalization Transaction”), and (iii) the Investment Advisory Agreement, dated as of August 2, 2018, pursuant to which the Advisor was appointed as the investment advisor of the Company effective as of the closing of the Externalization Transaction. The Asset Sale was consummated on July 31, 2018, and the Externalization Transaction was consummated on August 2, 2018. Pursuant to the Externalization Agreement, the Company agreed, among other things, to (a) commence the Offer immediately following the closing of the Externalization Transaction and (b) change the name of the Company from Triangle Capital Corporation to Barings BDC, Inc. As of August 2, 2018, there were 56,186,025 Shares issued and outstanding. The Offer is being made pursuant to the terms of the Externalization Agreement.

Upon the terms and subject to the conditions set forth in this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single price per Share (the “Purchase Price”), which will be not more than $11.72 and not less than $10.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, and accepted for purchase, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) of not more than $11.72 and not less than $10.20 per Share, at which Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn for an aggregate purchase price of $50,000,000 or such lesser number if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any stockholder tendered at a lower price. However, because of the proration provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $50,000,000.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased, on the terms and subject to the conditions of the Offer, including the proration and “odd lot” priority provisions. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and priority provisions. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) (pursuant to Section 3) will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We reserve the right, in our sole discretion, to change the Purchase Price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. See Sections 1, 3 and 4.

Our Shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “BBDC.” Until the closing of the Externalization Transaction, the Company’s trading symbol was “TCAP.” On August 6, 2018, the last trading day prior to the commencement by the Company of the Offer, the last reported sale price of the Shares on the NYSE was $10.48 per Share. Tendering stockholders whose Shares are accepted for purchase will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8. As of August 2, 2018, the net asset value per Share was estimated to be $11.72.

At the minimum Purchase Price of $10.20 per Share, we could purchase approximately 4,901,960 Shares if the Offer is fully subscribed, which would represent approximately 8.7% of the issued and outstanding Shares as of August 6, 2018. At the maximum Purchase Price of $11.72 per Share, we could purchase approximately 4,266,211 Shares if the Offer is fully subscribed, which would represent approximately 7.6% of the issued and outstanding Shares as of August 6, 2018. See Section 1.

Subject to the applicable rules and regulations promulgated by the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and the payment for, any Shares, subject to the restrictions below, (ii) to increase or decrease the value of Shares sought in the Offer, (iii) to amend the Offer in any respect prior to the Expiration Time, and (iv) if any condition specified in Section 7 is not satisfied or waived at or prior to the Expiration Time, to terminate the Offer and not accept any Shares for purchase. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with Rule 14e-1(d) promulgated under the Exchange Act. See Sections 1, 3, 4 and 15.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described in this Offer to Purchase. See Section 7.

We expect to use available cash, consisting of a portion of the proceeds from the Advisor’s purchase pursuant to the Externalization Agreement of $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction, to fund any purchases of Shares in the Offer and to pay all related fees and expenses. See Section 9.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. HOLDER (AS DEFINED IN SECTION 14), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (I) SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (II) DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. HOLDER (AS DEFINED IN SECTION 14), WE WILL WITHHOLD ON THE PAYMENT OF CASH FOR YOUR TENDERED SHARES. SEE SECTION 14. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU TENDERING YOUR SHARES.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance by institutional stockholders may be directed to Wells Fargo Securities, LLC, the exclusive dealer manager for the Offer (the “Dealer Manager”), and questions and requests for assistance by retail stockholders may be directed to Alliance Advisors, LLC, the information agent for the Offer (the “Information Agent”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

You may request additional copies of this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue

New York, NY 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515

Offer to Purchase dated August 7, 2018

IMPORTANT

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL OR IN THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION IN OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF BARINGS BDC OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE COMPANY’S INVESTMENT ADVISOR, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 p.m. New York City time on September 6, 2018, or any later time and date to which the Offer may be extended:

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Holders Whose Shares Are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you according to the procedures described in Section 3 of this Offer to Purchase;

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Registered Holders: if you hold Shares in book-entry form as a registered holder in your own name, complete and sign the Letter of Transmittal (or manually sign a photocopy of the Letter of Transmittal (facsimile signatures will not be accepted)) according to its instructions and deliver it (by regular mail or overnight courier), together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), at the address shown on the Letter of Transmittal; or

◾	DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If a nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the nominee that holds your Shares to find out its deadline.

We recommend that you consult your broker and your financial advisor to determine the status of your account and the best way to tender your Shares. If you have any questions related to the status of the Shares in your registered account, or need to confirm the number of Shares held in your registered account, please call the Company’s transfer agent, Computershare, Inc., at (866) 228-7201 or contact your financial advisor. If you have any questions related to how that status impacts how you may tender your Shares, please contact the Information Agent, Alliance Advisors, LLC, at (888) 991-1291 or baringsbdc@allianceadvisors.com.

Notwithstanding anything contained in this Offer to Purchase, the Letter of Transmittal or any other documents relating to the Offer, brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system. DTC participants should submit any documentation required for processing through the ATOP system. Similarly, notwithstanding anything contained in this Offer to Purchase, the Letter of Transmittal or any other documents relating to the Offer, brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit a written notice of withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system. DTC participants should submit any documentation required for processing through the ATOP system. All tenders and withdrawals through DTC’s ATOP system must be completed in accordance with the terms and conditions of the ATOP system.

If you want to tender your Shares but you cannot comply with the procedure for book-entry transfer by the Expiration Time or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Shares at $10.20 per Share (the minimum Purchase Price pursuant to the Offer) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the provisions relating to proration).

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase (as defined below), but you should realize that it does not describe all of the details of the Offer (as defined below) to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal (as defined below) and the other documents related to the Offer in their entirety. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Shares (as defined below)?

Barings BDC, Inc., which we refer to as the “Company,” “Barings BDC,” “we” or “us.”

On July 24, 2018, the Company’s stockholders approved, among other matters, (i) the Asset Purchase Agreement, dated as of April 3, 2018, by and between the Company and BSP Asset Acquisition I, LLC (the “Asset Buyer”), and the transactions contemplated thereby, including the sale of substantially all of the Company’s portfolio investments to the Asset Buyer (the “Asset Sale”), (ii) the issuance and sale by the Company to Barings LLC (the “Advisor”) of up to, under certain circumstances, $150,000,000 worth of Shares pursuant to the terms of the Stock Purchase and Transaction Agreement, dated as of April 3, 2018, by and between the Company and the Advisor (the “Externalization Agreement” and the transactions contemplated thereby, the “Externalization Transaction”), and (iii) the Investment Advisory Agreement, dated as of August 2, 2018, pursuant to which the Advisor was appointed as the investment advisor of the Company effective as of the closing of the Externalization Transaction. The Asset Sale was consummated on July 31, 2018, and the Externalization Transaction was consummated on August 2, 2018. Pursuant to the Externalization Agreement, the Company agreed, among other things, to (a) commence the Offer immediately following the closing of the Externalization Transaction and (b) change the name of the Company from Triangle Capital Corporation to Barings BDC, Inc. The Offer is being made pursuant to the terms of the Externalization Agreement. See Section 2.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer by means of a procedure commonly called a modified “Dutch auction.” We are offering to purchase for cash our shares of common stock, par value $0.001 per share (the “Shares”), for an aggregate purchase price of not more than $50,000,000 pursuant to tenders at a price specified by the tendering stockholders of not greater than $11.72 or less than $10.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, dated August 7, 2018 (this “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Promptly after 5:00 p.m., New York City time, on September 6, 2018, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not more than $11.72 and not less than $10.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, and accepted for purchase, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders.

The Purchase Price will be the lowest price per Share (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) of not more than $11.72 and not less than $10.20 at which Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered and not properly withdrawn, having an aggregate purchase price of $50,000,000 or such lesser number if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), promptly following expiration of the Offer, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares at prices equal to or less than the Purchase Price. See Section 1. We will not purchase any Shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to be tendered at the minimum price of $10.20 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $10.20 per Share.

No fractional Shares will be purchased in the Offer. See Section 1.

How many Shares is Barings BDC offering to purchase?

We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $50,000,000. Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed at the minimum Purchase Price of $10.20 per Share, the number of Shares that we could purchase pursuant to the Offer is approximately 4,901,960, which would represent approximately 8.7% of the issued and outstanding Shares as of August 6, 2018. Assuming the Offer is fully subscribed at the maximum Purchase Price of $11.72 per Share, the number of Shares that we could purchase pursuant to the Offer is approximately 4,266,211, which would represent approximately 7.6% of the issued and outstanding Shares as of August 6, 2018.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described in this Offer to Purchase. See Section 7.

How was the price range under the Offer determined?

Pursuant to the Externalization Agreement, the Company agreed to commence the Offer immediately following the closing of the Externalization Transaction, with the maximum Purchase Price being equal to the net asset value per Share. As of August 2, 2018, the net asset value per Share was estimated to be $11.72. We determined the minimum Purchase Price based on consultations among our management, our professional advisors and our Board of Directors. Based on such consultations, we arrived at the minimum Purchase Price of $10.20 per Share. We believe that the range of the Purchase Price is a range within which (i) our stockholders might sell their Shares to us and (ii) we can prudently effect repurchases for the benefit of the Company. The actual value and trading price of our Shares on the NYSE may be lower or higher than the range at which we are offering to purchase Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will Barings BDC pay for the Shares?

We will pay for your properly tendered and not properly withdrawn Shares by depositing the Purchase Price in cash, less any applicable withholding taxes and without interest, with Computershare Trust Company, N.A., the depositary for the

Offer (the “Depositary”), which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for properly tendered Shares will be made only after timely (i) receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal or (ii) if you are tendering Shares through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC. See Sections 3 and 5.

We reserve the right, in our sole discretion, to change the Purchase Price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Sections 1, 3 and 4.

We expect to fund any purchases of Shares pursuant to the Offer, including related fees and expenses, from available cash, consisting of a portion of the proceeds from the Advisor’s purchase pursuant to the Externalization Agreement of $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction. The Offer is not conditioned upon the receipt of financing. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires at the Expiration Time. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer, in our sole discretion, at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will issue a press release announcing the extension and the new expiration time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time. We will announce any other amendment to or termination of the Offer by promptly issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

Pursuant to the Externalization Agreement, the Company agreed to commence the Offer immediately following the closing of the Externalization Transaction. Also pursuant to the Externalization Agreement, the Company agreed, if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn, to carry out subsequent tender offers at successive approximately semi-annual intervals until a total of $50,000,000 has been utilized by the Company to repurchase Shares at a price per Share up to and including the net asset value per Share.

The Offer provides stockholders with liquidity and an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer. If the Company completes the Offer, stockholders who retain all or a portion of their Shares, including the Advisor, will have a greater percentage ownership in Barings BDC and the potential to share in its future earnings and assets, while also bearing the attendant risks associated with owning Shares. See Section 2 and Section 11, “Interests of Directors, Executive Officers and Certain Stockholders—Stockholders Beneficially Owning More than 5%.”

After completing the Offer, we may consider from time to time, subject to approval by our Board of Directors, various forms of stock repurchases after taking into account the results of the Offer, our results of operations, financial position and capital requirements, general business conditions, legal, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant. These purchases may be made from time to time on the open market, through privately negotiated transactions or other self-tender offers, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of the Offer. See Section 2.

What are the conditions to the Offer?

Our obligation to accept for purchase and pay for Shares tendered in the Offer depends upon the following conditions that must be satisfied or waived (to the extent permitted by law) at or prior to the Expiration Time:

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no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for purchase or pay for some or all of the Shares, (iii) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates or (iv) otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our Shares;

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our acceptance for purchase of, or payment for, any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, other tribunal, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, that (i) indicates that any approval, waiver or other action of any such court, other tribunal, agency, authority or body may be required in connection with the Offer or the purchase of Shares thereunder and which has not been obtained or taken, as applicable, (ii) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer, (iii) materially impairs, in our reasonable judgment, the contemplated benefits to us of the Offer, (iv) seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our stockholders, or (v) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of us or any of our subsidiaries or affiliates;

◾

no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency, authority or body on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

◾

no commencement or escalation, on or after August 7, 2018, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States or any other jurisdiction in which Barings BDC or any of our subsidiaries maintains an office or conducts business (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

◾

no change, condition, event or development or any condition, event or development involving a prospective change, in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Barings BDC and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

◾

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Barings BDC or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Barings BDC and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

◾

no decrease or increase of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, the Standard and Poor’s 500 Composite Index or the Wells Fargo Business Development Company Index measured from the close of trading on August 6, 2018 shall have occurred;

◾

no tender or exchange offer for any or all of the outstanding Shares, or any merger, acquisition, business combination or other similar transaction with or involving Barings BDC or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, in each case, other than the Offer or otherwise described herein;

◾

we shall not have become aware that any entity, “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or person (i) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer or anyone who publicly disclosed such ownership in a filing with the SEC on or before August 6, 2018), (ii) who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 6, 2018, has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of the outstanding Shares or (iii) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or any of our subsidiaries’ assets or securities;

◾

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental or regulatory authority, agency or body or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

◾

we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (i) held of record by less than 300 persons, (ii) delisted from the NYSE or (iii) eligible for deregistration under the Exchange Act; or

◾

we do not determine, in our reasonable judgment, that the consummation of the Offer or the purchase of Shares from any stockholder could jeopardize our qualification and taxation as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes.

The Offer is subject to these conditions, all of which are also described in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Time:

◾

Holders Whose Shares Are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

◾

Registered Holders: if you hold Shares in book-entry form as a registered holder in your own name, complete and sign the Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the Letter of Transmittal; or

◾	DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3.

If a nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the nominee that holds your Shares to find out their deadline.

We recommend that you consult your broker and your financial advisor to determine the status of your account and the best way to tender your Shares. If you have any questions related to the status of the Shares in your registered account, or need to confirm the number of Shares held in your registered account, please call the Company’s transfer agent, Computershare, Inc., at (866) 228-7201 or contact your financial advisor. If you have any questions related to how that status impacts how you may tender your Shares, please contact the Information Agent, Alliance Advisors, LLC (the “Information Agent”), at (888) 991-1291 or baringsbdc@allianceadvisors.com.

Brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through ATOP. DTC participants should submit any documentation required for processing through the ATOP system.

If you want to tender your Shares but you cannot comply with the procedure for book-entry transfer by the Expiration Time or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, Wells Fargo Securities, LLC, the exclusive dealer manager for the Offer (the “Dealer Manager”), or your broker for assistance. The contact information for the Dealer Manager and the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender Shares in the Offer must either check (i) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) at which Shares are being tendered, or (ii) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $10.20 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $10.20 PER SHARE).

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $10.20 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your Shares being purchased at the minimum price of $10.20 per Share. See Section 8 for recent market prices for Shares.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

IF YOU ARE A REGISTERED HOLDER AND WANT TO TENDER ALL OR A PORTION OF YOUR SHARES, YOU MUST DELIVER THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT, DTC OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

In what order will the Company purchase the tendered Shares?

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than $50,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price in excess of $50,000,000, measured at the maximum price at which such Shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase Shares:

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first, from all stockholders of “odd lots” (persons who own fewer than 100 Shares) who properly tender all of their Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time;

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second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the expiration of the Offer; and

◾

third, if necessary to permit us to purchase Shares having an aggregate purchase price of $50,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the Shares that you tender. See Section 1.

Has the Board of Directors or Barings BDC adopted a position on the Offer?

Our Board of Directors has authorized the Offer. However, none of the Company, any member of our Board of Directors, the Advisor, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates has made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in or incorporated by reference in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decision with your tax advisor, financial advisor and/or broker. See Section 2.

Do Barings BDC’s directors or executive officers or the Advisor intend to tender their Shares in the Offer?

None of Barings BDC’s directors or executive officers intend to tender any of their Shares in the Offer. After the expiration of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Pursuant to the Externalization Agreement, the Advisor purchased $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction. The Advisor does not intend to tender its Shares in the Offer. Therefore, if the Company completes the Offer, the Advisor’s percentage ownership in Barings BDC will increase. See Section 11, “Interests of Directors, Executive Officers and Certain Stockholders—Stockholders Beneficially Owning More than 5%.”

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $50,000,000?

If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50,000,000, we will purchase Shares from all stockholders who properly tender Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of not more than $50,000,000. See Sections 1, 3, 4 and 5.

Because of the proration provisions described above, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Time, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for purchase, you may withdraw your tendered Shares at any time at or after 12:01 a.m., New York City time, on October 3, 2018. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw your previously tendered Shares, you must deliver (by regular mail, overnight courier or a manually signed facsimile transmission), prior to the Expiration Time, a properly completed and duly executed Notice of Withdrawal (“Notice of Withdrawal”) (attached as Exhibit (a)(1)(F) to the Tender Offer Statement on Schedule TO (the “Schedule TO”) for individual investors (other than custodians and DTC participants), and Exhibit (a)(1)(G) to the Schedule TO for custodians and DTC participants). Custodians and DTC participants who tendered Shares through DTC must comply with DTC’s procedures for withdrawal of tenders. Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Notice of Withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system, but need to submit any documentation required for processing through the ATOP system. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the timely withdrawal of your Shares. See Section 4.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Barings BDC pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accepted for purchase promptly after the Expiration Time. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for purchase promptly after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price in cash with the Depositary promptly after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for purchase pursuant to the Offer. See Section 5.

What is a recent market price for the Shares?

On August 6, 2018, the last trading day prior to the commencement by the Company of the Offer, the closing price of the Shares on the NYSE was $10.48 per Share. You are urged to obtain current market quotations for the Shares. See Section 8.

We can give no assurance as to the price at which stockholders may be able to sell Shares in the future. On the other hand, Shares properly tendered and accepted for purchase and paid for will no longer entitle the former owners to participate in the performance of the Company as evidenced by any Share price appreciation (or depreciation) and any payment of dividends or distributions on the Shares.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

Does the Company or the Advisor intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f)(6) promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until the expiration of at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 promulgated under the Exchange Act. Beginning on the 11th business day after the Expiration Time of the Offer, we and our affiliates may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

Pursuant to the Externalization Agreement, the Company agreed, if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn, to carry out subsequent tender offers at successive approximately semi-annual intervals until a total of $50,000,000 has been utilized by the Company to repurchase Shares at a price per Share up to and including the net asset value per Share.

Also pursuant to the Externalization Agreement, the Advisor agreed to (i) establish a trading plan designed in accordance with Rule 10b5-1(c) promulgated under the Exchange Act providing for the purchase by the Advisor of $50,000,000 worth of Shares in open market transactions over a two-year period at prices not greater than the net asset value per Share (the “Advisor Trading Plan”) and (ii) use any funds remaining under the trading plan after such two-year period to purchase Shares directly from the Company at the greater of the then-current net asset value per Share or the then-current market price per Share. Pursuant to the terms of the Advisor Trading Plan, no purchases of Shares shall be made that would violate Rule 13e-4(f)(6) promulgated under the Exchange Act.

What is the accounting treatment of the Offer?

The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents depending on the source of funding. See Section 16.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for purchase of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for purchase and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the material U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered

Shares will generally be treated for U.S. federal income tax purposes either as (i) proceeds from a sale or exchange generally eligible for capital gain or loss treatment or (ii) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding tax. See Section 3. Non-U.S. Holders (as defined in Section 14) are urged to consult their tax advisors regarding the applicability of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Shares. All stockholders should review the discussion in Sections 3 and 14 regarding material U.S. federal income tax consequences and consult their tax advisor regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not bear the incidence of any stock transfer tax for any Shares that are accepted in the Offer. See Section 5.

Following the Offer, will the Company continue as a public company?

Yes. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 Shares, you properly tender all of such Shares at or below the Purchase Price prior to the Expiration Time (and do not properly withdraw such Shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance by institutional stockholders may be directed to the Dealer Manager and questions and requests for assistance by retail stockholders may be directed to the Information Agent, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements regarding the plans and objectives of management for future operations. Any such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “target,” “goals,” “plan,” “forecast,” “project,” other variations on these words or comparable terminology, or the negative of these words. These forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in the documents incorporated by reference herein. Other factors that could cause actual results to differ materially include changes in the economy and future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer to Purchase on information available to us on the date of this Offer to Purchase, and we assume no obligation to update any such forward-looking statements, unless we are required to do so by applicable law. However, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including current reports on Form 8-K.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make a decision whether to tender your Shares, how many Shares to tender and the price or prices at which you choose to tender such Shares with respect to our Shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

◾	changes in the economy;

◾	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters;

◾	future changes in laws or regulations and conditions in our operating area;

◾	our ability to complete the Offer;

◾	the price at which our Shares may trade on the NYSE, which may be higher or lower than the Purchase Price; and

◾

the price and time at which we may make additional repurchases of Shares following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Barings BDC’s (i) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, as filed with the SEC on May 2, 2018 and August 1, 2018, respectively, (ii) Definitive Proxy Statement on Schedule 14A, as filed with the SEC on June 1, 2018, (iii) Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (iv) other documents on file with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Barings BDC will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Barings BDC or its business or operations. Except as required by law, Barings BDC undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. The forward-looking statements and projections contained in this Offer to Purchase are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

INTRODUCTION

To the Stockholders of Barings BDC, Inc.:

Barings BDC, Inc. (the “Company,” “Barings BDC,” “we” or “us”) invites its stockholders to tender their shares of its common stock, par value $0.001 per share (the “Shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase, dated August 7, 2018 (this “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase an aggregate of not more than $50,000,000 of Shares pursuant to tenders at a price specified by the tendering stockholders of not greater than $11.72 or less than $10.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire on September 6, 2018, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date and time, as they may be extended, the “Expiration Time”). To tender your Shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer, including choosing the price or prices at which you wish to tender Shares.

On July 24, 2018, the Company’s stockholders approved, among other matters, (i) the Asset Purchase Agreement, dated as of April 3, 2018, by and between the Company and BSP Asset Acquisition I, LLC (the “Asset Buyer”), and the transactions contemplated thereby, including the sale of substantially all of the Company’s portfolio investments to the Asset Buyer (the “Asset Sale”), (ii) the issuance and sale by the Company to Barings LLC (the “Advisor”) of up to, under certain circumstances, $150,000,000 worth of Shares pursuant to the terms of the Stock Purchase and Transaction Agreement, dated as of April 3, 2018, by and between the Company and the Advisor (the “Externalization Agreement” and the transactions contemplated thereby, the “Externalization Transaction”), and (iii) the Investment Advisory Agreement, dated as of August 2, 2018, pursuant to which the Advisor was appointed as the investment advisor of the Company effective as of the closing of the Externalization Transaction. The Asset Sale was consummated on July 31, 2018, and the Externalization Transaction was consummated on August 2, 2018. Pursuant to the Externalization Agreement, the Company agreed, among other things, to (a) commence the Offer immediately following the closing of the Externalization Transaction and (b) change the name of the Company from Triangle Capital Corporation to Barings BDC, Inc. As of August 6, 2018, there were 56,186,025 Shares issued and outstanding. The Offer is being made pursuant to the terms of the Externalization Agreement.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single price per Share (the “Purchase Price”), which will be not more than $11.72 and not less than $10.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, and accepted for purchase, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) of not more than $11.72 and not less than $10.20 per Share at which Shares have been properly tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn, having an aggregate purchase price of $50,000,000 or such lesser number if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn.

All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether any stockholder tendered at a lower price. However, because of the proration provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $50,000,000.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased, on the terms and subject to the conditions of the Offer, including the proration and “odd lot” priority provisions. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and priority provisions. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. No fractional shares will be purchased in the Offer. See Sections 3 and 4.

Registered stockholders must submit a Letter of Transmittal in order to tender their Shares. See Section 3.

Subject to the applicable rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and the payment for, any Shares, subject to the restrictions below, (ii) to increase or decrease the value of Shares sought in the Offer, (iii) to amend the Offer in any respect prior to the Expiration Time, and (iv) if any condition specified in Section 7 is not satisfied or waived at or prior to the Expiration Time, to terminate the Offer and not accept any Shares for purchase. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcements which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with Rule 14e-1(d) promulgated under the Exchange Act. See Sections 1, 3, 4 and 15.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTION 7.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50,000,000, we will purchase Shares from all stockholders who properly tender Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of not more than $50,000,000. See Sections 1, 3, 4 and 5.

Because of the proration provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than $50,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price in excess of $50,000,000, measured at the maximum price at which such Shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase Shares:

◾

first, from all stockholders of “odd lots” (persons who own fewer than 100 Shares) who properly tender all of their Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time;

◾

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the expiration of the Offer; and

◾

third, if necessary to permit us to purchase Shares having an aggregate purchase price of $50,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the Shares that you tender. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering stockholders for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

Also, any tendering stockholder or other payee who is a U.S. Holder (as defined in Section 14) and who fails to timely complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the U.S. Holder pursuant to the Offer. See Section 3. Also, see Section 14 regarding the material U.S. federal income tax consequences of the Offer.

We will pay the reasonable and customary fees and expenses incurred in connection with the Offer by Wells Fargo Securities, LLC, the exclusive dealer manager for the Offer (the “Dealer Manager”), the Depositary and Alliance Advisors, LLC, the information agent for the Offer (the “Information Agent”). See Section 16.

Our Shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “BBDC.” Until the closing of the Externalization Transaction, the Company’s trading symbol was “TCAP.” On August 6, 2018, the last trading day prior to the commencement by the Company of the Offer, the last reported sale price of the Shares on the NYSE was $10.48 per Share. Tendering stockholders whose Shares are accepted for purchase will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8. As of August 2, 2018, the net asset value per Share was estimated to be $11.72.

As of August 6, 2018, there were 56,186,025 Shares issued and outstanding. Assuming the Offer is fully subscribed at the minimum Purchase Price of $10.20 per Share, the number of Shares that we could purchase pursuant to the Offer is approximately 4,901,960, which would represent approximately 8.7% of the issued and outstanding Shares as of

August 6, 2018. Assuming the Offer is fully subscribed at the maximum Purchase Price of $11.72 per Share, the number of Shares that we could purchase pursuant to the Offer is approximately 4,266,211, which would represent approximately 7.6% of the issued and outstanding Shares as of August 6, 2018. See Section 1.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America.

This Offer to Purchase and Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Number of Shares; Purchase Price; Odd Lots; Proration

General. Upon the terms and subject to the conditions of the Offer, we are offering to an aggregate of $50,000,000 of Shares pursuant to tenders at a price specified by the tendering stockholders of not greater than $11.72 or less than $10.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire at the Expiration Time, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price (which will be not more than $11.72 and not less than $10.20 per Share) that we will pay for Shares properly tendered in the Offer and not properly withdrawn, and accepted for purchase, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) of not more than $11.72 and not less than $10.20 per Share at which Shares have been properly tendered and not properly withdrawn in the Offer that will enable us to purchase the maximum number of tendered Shares having an aggregate purchase price of $50,000,000 or such lesser number if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased, on the terms and subject to the conditions of the Offer, including the proration and “odd lot” priority provisions. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and priority provisions. Because of the proration provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $50,000,000. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the Shares above $11.72 per Share or decrease the price that may be paid for the Shares below $10.20 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not less than $10.20 per Share and not more than $11.72 per Share, at which they are willing to sell their Shares to the Company. Alternatively, stockholders desiring to tender Shares can choose not to specify a price and, instead, specify that they will sell their Shares at the Purchase Price that the Company determines pursuant to the terms of the Offer, which could be a price per Share as low as $10.20 or as high as $11.72. If tendering stockholders wish to maximize the chance that the Company will purchase their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election will mean that such stockholder’s Shares will be deemed to be tendered at the minimum price of $10.20 per Share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s Shares being purchased at the minimum price of $10.20 per Share.

Shares acquired pursuant to the Offer will be acquired by Barings BDC free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are accepted for purchase pursuant to the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described in this Offer to Purchase. See Section 7.

Priority of Purchases. If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than $50,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price in excess of $50,000,000, measured at the maximum price at which such Shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered Shares on the basis set forth below:

◾	first, from all stockholders of “odd lots” (persons who own fewer than 100 Shares) who:

◾	tender at or below the Purchase Price all Shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

◾	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

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second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

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third, if necessary to permit us to purchase Shares having an aggregate purchase price of $50,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the Shares that you tender. It is also possible that none of the Shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all Shares tendered by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all Shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for purchase before any proration of the purchase of other tendered Shares. Any odd lot holder wishing to tender all of such stockholder’s Shares pursuant to the Offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50,000,000, we will purchase all Shares properly tendered and not properly withdrawn, at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate of not more than $50,000,000.

As a result of the proration applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased.

If proration of tendered Shares is required, the Depositary will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares at or below the Purchase Price will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the stockholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for purchase promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the extent to which a stockholder’s Shares are purchased pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. All stockholders should review the discussion in Sections 3 and 14 regarding material U.S. federal income tax consequences and consult their tax advisor regarding the tax consequences of the Offer.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on Barings BDC’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

2.	Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

Purpose of the Offer

Pursuant to the Externalization Agreement, the Company agreed to commence the Offer immediately following the closing of the Externalization Transaction. Also pursuant to the Externalization Agreement, the Company agreed, if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn, to carry out subsequent tender offers at successive approximately semi-annual intervals until a total of $50,000,000 has been utilized by the Company to repurchase Shares at a price per Share up to and including the net asset value per Share.

The Offer provides stockholders with liquidity and an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer. If the Company completes the Offer, stockholders who retain all or a portion of their Shares, including the Advisor, will have a greater percentage ownership in the Company and the potential to share in its future earnings and assets, while also bearing the attendant risks associated with owning Shares. See Section 11, “Interests of Directors, Executive Officers and Certain Stockholders—Stockholders Beneficially Owning More than 5%.”

The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents depending on the source of funding. After the Offer is completed, we believe that our capital structure, including the available balance of our financing facilities and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. Stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer. If the Company completes the Offer, stockholders who retain all or a portion of their Shares, including the Advisor, will have a greater percentage ownership in Barings BDC and the potential to share in its future earnings and assets, while also bearing the attendant risks associated with owning Shares. See Section 11, “Interests of Directors, Executive Officers and Certain Stockholders—Stockholders Beneficially Owning More than 5%.”

Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which stockholders may be able to sell Shares in the future. On the other hand, Shares properly tendered and accepted for purchase and paid for will no longer entitle the former owners to participate in the performance of the Company as evidenced by any Share price appreciation (or depreciation) and any payment of dividends or distributions on the Shares.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and may reduce the number of our stockholders.

None of Barings BDC’s directors or executive officers intend to tender any of their Shares in the Offer. After the expiration of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Pursuant to the Externalization Agreement, the Advisor purchased $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction. The Advisor does not intend to tender its Shares in the Offer. Therefore, if the Company completes the Offer, the Advisor’s percentage ownership in Barings BDC will increase. See Section 11, “Interests of Directors, Executive Officers and Certain Stockholders—Stockholders Beneficially Owning More than 5%.”

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of an aggregate of $50,000,000 of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the deregistration of the

Shares under the Exchange Act. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will no longer be outstanding and will constitute authorized but unissued shares of capital stock of the Company. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Time.

Plans or Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, neither Barings BDC nor the Advisor currently has any plans, proposals or negotiations underway that relate to or would result in:

◾	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Barings BDC or any of its subsidiaries;

◾	any purchase, sale or transfer of a material amount of assets of Barings BDC or any of its subsidiaries;

◾	any material change in the present distribution rate or policy or capitalization of Barings BDC;

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any change in the present Board of Directors or management of Barings BDC, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors;

◾	any other material change in Barings BDC’s corporate structure or business;

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any class of equity securities of Barings BDC becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or, in the case of the Shares, ceasing to be authorized for listing on the NYSE;

◾	the suspension of Barings BDC’s obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition by any person of additional securities of Barings BDC or the disposition by any person of securities of Barings BDC (other than by the Advisor pursuant to the terms of the Externalization Agreement); or

◾	any changes in Barings BDC’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Barings BDC.

Rule 13e-4(f)(6) promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until the expiration of at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 promulgated under the Exchange Act. Beginning on the 11th business day after the Expiration Time of the Offer, we and our affiliates may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

Pursuant to the Externalization Agreement, the Company agreed, if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn, to carry out subsequent tender offers at successive approximately semi-annual intervals until a total of $50,000,000 has been utilized by the Company to repurchase Shares at a price per Share up to and including the net asset value per Share.

Also pursuant to the Externalization Agreement, the Advisor agreed to (i) establish a trading plan designed in accordance with Rule 10b5-1(c) promulgated under the Exchange Act providing for the purchase by the Advisor of

$50,000,000 worth of Shares in open market transactions over a two-year period at prices not greater than the net asset value per Share (the “Advisor Trading Plan”) and (ii) use any funds remaining under the trading plan after such two-year period to purchase Shares directly from the Company at the greater of the then-current net asset value per Share or the then-current market price per Share. Pursuant to the terms of the Advisor Trading Plan, no purchases of Shares shall be made that would violate Rule 13e-4(f)(6) promulgated under the Exchange Act.

As of June 30, 2018, the Company had approximately $30.2 million of undistributed investment company taxable income and approximately $144.0 million of net long-term capital loss carryforwards. The Company discontinued paying a quarterly dividend starting with the second quarter of 2018 in anticipation of the Asset Sale and the Externalization Transaction that were under negotiation. The Company will begin paying quarterly dividends to its stockholders as soon as is practicable after the closing of the Externalization Transaction, initially based on the investment income generated by its liquid, non-investment grade debt portfolio and then based on the investment income generated by its private senior secured debt portfolio. There can be no assurance as to the timing or amount of any future dividends.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we reserve the right to change our plans and intentions at any time as we deem appropriate. After completing the Offer, we may consider various forms of stock repurchases after taking into account the results of the Offer, our results of operations, financial position and capital requirements, general business conditions, legal, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant. These purchases may be made from time to time on the open market or through privately-negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of the Offer.

3.	Procedures for Tendering Shares

Proper Tenders of Shares by Registered Holders. If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), you may tender your Shares in the Offer by delivering (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted)), together with any required signature guarantees, and any other required documents to the Depositary which must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Time. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact their nominee to tender their Shares on their behalf.

Proper Tenders of Shares by Custodians or DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in The Depository Trust Company (“DTC”), you may tender Shares in the Offer by:

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delivering (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted)), together with any required signature guarantees, and any other required documents to the Depositary, which must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Time; or

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tendering the applicable Shares electronically through DTC’s Automated Tender Offer Program (“ATOP”) into the Depositary’s account at DTC by book-entry transfer, subject to the terms and procedures of that system, at or prior to the Expiration Time.

Brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system. DTC participants should submit any documentation required for processing through the ATOP system. If you are tendering Shares through ATOP and wish to tender portions of your Shares at more than one price, you will need to complete a separate ATOP transfer for each price at which you are tendering your Shares.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender Shares in the Offer must properly indicate in the section captioned (i) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) at which they are tendering Shares or (ii) “Shares Tendered at Price Determined Pursuant to the Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the Offer.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election will mean that tendered Shares will be deemed to be tendered at the minimum price of $10.20 per Share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their Shares being purchased at the minimum price of $10.20 per Share.

A stockholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for the different Shares and different prices at which such stockholder is tendering Shares. In no event may a stockholder tender the same Shares at more than one price (unless the Shares are first properly withdrawn previously in accordance with Section 4).

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

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the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

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Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for purchase pursuant to the Offer will be made only after:

◾	a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC if Shares are tendered through DTC’s ATOP system, as described below; or

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timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted)), including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

IF YOU ARE A REGISTERED HOLDER AND WANT TO TENDER ALL OR A PORTION OF YOUR SHARES, YOU MUST DELIVER THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT, DTC OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Odd lot holders who tender all their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will take steps to establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s ATOP system. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted)), with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (ii) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Barings BDC may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the Shares may still be tendered if all of the following conditions are satisfied:

◾	the tender is made by or through an Eligible Institution;

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the Depositary receives by mail or overnight courier, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Barings BDC has provided with this Offer to Purchase (“Notice of Guaranteed Delivery”), including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC if you are tendering through DTC’s ATOP system, or a manually signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted), or an Agent’s Message, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn prior to the Expiration Time, such Shares will be returned to the tendering stockholder promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, without expense to the stockholder.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder or other payee otherwise establishes to the satisfaction of the Depositary that the stockholder or other payee is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, “C corporations” and certain Non-U.S. Holders (as defined in Section 14)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)) signed under penalties of perjury, attesting to that stockholder’s exempt status. See Instruction 10 to the Letter of Transmittal. Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of the U.S. federal income tax consequences to tendering stockholders, see Section 14.

Accounting Treatment. The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents depending on the source of funding.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for purchase of any tender of Shares will be determined by Barings BDC, in its sole discretion, and such determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if Barings BDC’s determinations are challenged by stockholders. Barings BDC reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for purchase of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Barings BDC also reserves the absolute right to waive any of the conditions of the Offer at or prior to the Expiration Time with respect to all tendered Shares in accordance with applicable law. Barings BDC also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Barings BDC waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Barings BDC. Barings BDC will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Barings BDC, the Advisor, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act (“Rule 14e-4”) for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (i) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for purchase of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Barings BDC has already accepted your tendered Shares for purchase, you may withdraw your tendered Shares at any time at or after 12:01 a.m., New York City time, on October 3, 2018. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

Withdrawals by Registered Holders. If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier or by a manually signed facsimile transmission), prior to the Expiration Time, a properly completed and duly executed Notice of Withdrawal (“Notice of Withdrawal”) (attached as Exhibit (a)(1)(F) to the Tender Offer Statement on Schedule TO (the “Schedule TO”)) at the Depositary’s address set forth on the back cover page of this Offer to Purchase. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate Notices of Withdrawal or a combined Notice of Withdrawal specifying the Shares to be withdrawn.

Withdrawals by Custodians and DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC who tendered Shares in accordance with DTC’s ATOP system, for a withdrawal to be effective, you must comply with DTC’s procedures for withdrawal of tenders. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate Notices of Withdrawal (attached as Exhibit (a)(1)(G) to the Schedule TO) or a combined Notice of Withdrawal specifying the Shares to be withdrawn. Holders who tendered their Shares to the Depositary through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Determination of Validity of Withdrawals. All questions as to the form and validity, including the time of receipt, of any Notice of Withdrawal will be determined by us, in our sole discretion and will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. We reserve the absolute right to waive any defect or irregularity in the Notice of Withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of Barings BDC, the Advisor, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Time by following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

Our reservation of the right to delay payment for Shares that we have accepted for purchase is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, including the proration provisions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and (ii) accept for purchase and pay an aggregate purchase price not more than $50,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for purchase, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for purchase pursuant to the Offer.

In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for purchase and pay the Purchase Price per Share for all of the Shares accepted for purchase pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for purchase pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (i) a book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC if Shares are tendered through DTC’s ATOP system, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted)) including any required signature guarantees, or an Agent’s Message and (iii) any other required documents, including documents required pursuant to guaranteed delivery procedures.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for purchase promptly after the Expiration Time. All Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares

Subject to the exception for holders of odd lots, in the event of an oversubscription of the Offer, Shares tendered prior to the Expiration Time will be subject to proration. See Section 1. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of Shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.

After the Expiration Time, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Offer” alternative set forth in the Letter of Transmittal would result in an aggregate purchase price of more than $50,000,000, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $50,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

We note that if Shares having an aggregate purchase price of more than $50,000,000 are tendered in the Offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Offer.

7.	Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or on a minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of or the payment for Shares tendered, subject to the rules promulgated under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

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no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for purchase or pay for some or all of the Shares, (iii) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates or (iv) otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our Shares;

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our acceptance for purchase of, or payment for, any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, other tribunal, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, that (i) indicates that any approval, waiver or other action of any such court, other tribunal, agency, authority or body may be required in connection with the Offer or the purchase of Shares thereunder and which has not been obtained or taken, as applicable, (ii) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer, (iii) materially impairs, in our reasonable judgment, the contemplated benefits to us of the Offer, (iv) seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our stockholders, or (v) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of us or any of our subsidiaries or affiliates;

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no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency, authority or body on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

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no commencement or escalation, on or after August 7, 2018, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States or any other jurisdiction in which Barings BDC or any of our subsidiaries maintains an office or conducts business (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

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no change, condition, event or development or any condition, event or development involving a prospective change, in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Barings BDC and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

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no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Barings BDC or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Barings BDC and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

◾

no decrease or increase of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, the Standard and Poor’s 500 Composite Index or the Wells Fargo Business Development Company Index measured from the close of trading on August 6, 2018 shall have occurred;

◾

no tender or exchange offer for any or all of the outstanding Shares, or any merger, acquisition, business combination or other similar transaction with or involving Barings BDC or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, in each case, other than the Offer or otherwise described herein;

◾

we shall not have become aware that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (i) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer or anyone who publicly disclosed such ownership in a filing with the SEC on or before August 6, 2018), (ii) who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 6, 2018, has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of the outstanding Shares or (iii) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or any of our subsidiaries’ assets or securities;

◾

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental or regulatory authority, agency or body or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

◾

we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (i) held of record by less than 300 persons, (ii) delisted from the NYSE or (iii) eligible for deregistration under the Exchange Act; or

◾

we do not determine, in our reasonable judgment, that the consummation of the Offer or the purchase of Shares from any stockholder could jeopardize our qualification and taxation as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time.

Once the Offer has expired, all of the conditions to the Offer must have been satisfied or waived. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determination is challenged by stockholders.

8.	Price Range of Shares; Distributions

Price Range of Shares. Our Shares are listed and traded on the NYSE under the trading symbol “BBDC.” Until the closing of the Externalization Transaction, the Company’s trading symbol was “TCAP.” On August 6, 2018, the last trading day prior to the commencement by the Company of the Offer, the last reported sale price of the Shares on the NYSE was $10.48 per Share. Pursuant to the Externalization Agreement, the Company agreed to commence the Offer immediately following the closing of the Externalization Transaction, with the maximum Purchase Price being equal to the net asset value per Share. As of August 6, 2018, the net asset value per Share was estimated to be $11.72. We determined the minimum Purchase Price under the Offer based on consultations among our management, our professional advisors and our Board of Directors. Based on such consultations, we arrived at the minimum Purchase Price of $10.20 per Share. We believe that the range of the Purchase Price is a range within which (i) our stockholders might sell their Shares to us and (ii) we can prudently effect repurchases for the benefit of the Company. The actual value and trading price of our Shares on the NYSE may be lower or higher than the range at which we are offering to purchase Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.

Distributions. The following table sets forth the distributions that have been paid and/or declared within the past two years by our Board of Directors:

Fiscal Year	Amount Declared per Share
Fiscal year ended December 31, 2016	$1.89
Fiscal year ended December 31, 2017	$1.65

Shares purchased in the Offer no longer will be eligible for receipt of future distributions. The Company reserves the right to increase its monthly distributions and pay special distributions in cash or in kind.

The following table summarizes our distributions declared during the years ended December 31, 2016 and 2017:

Date Declared	Record Date	Payment Date	Amount
February 24, 2016	March 9, 2016	March 23, 2016	$0.54
May 4, 2016	June 8, 2016	June 22, 2016	$0.45
August 24, 2016	September 7, 2016	September 21, 2016	$0.45
November 23, 2016	December 7, 2016	December 21, 2016	$0.45
February 22, 2017	March 8, 2017	March 22, 2017	$0.45
May 3, 2017	June 7, 2017	June 21, 2017	$0.45
August 2, 2017	September 6, 2017	September 20, 2017	$0.45
November 1, 2017	December 6, 2017	December 20, 2017	$0.30

The Company discontinued paying a quarterly dividend starting with the second quarter of 2018 in anticipation of the Asset Sale and the Externalization Transaction that were under negotiation. The Company will begin paying quarterly dividends to its stockholders as soon as is practicable after the closing of the Externalization Transaction, initially based on the investment income generated by its liquid, non-investment grade debt portfolio and then based on the investment income generated by its private senior secured debt portfolio. There can be no assurance as to the timing or amount of any future dividends.

9.	Source and Amount of Funds

Barings BDC expects to fund any purchases of Shares pursuant to the Offer, including the related fees and expenses, from available cash, consisting of a portion of the proceeds from the Advisor’s purchase pursuant to the Externalization Agreement of $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction. The Offer is not subject to a financing contingency. In addition to the $50,000,000 aggregate purchase price that we will pay if the Offer is fully subscribed, we expect the fees and expenses related to the Offer to amount to approximately $900,000.

10.	Certain Information Concerning the Company

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a RIC under Subchapter M of the Code. We are managed by the Advisor, a private investment firm that is registered as an investment advisor with the SEC. The Advisor oversees the management of our activities and is responsible for making investment decisions for our portfolio.

Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. We seek to meet our investment objectives by:

◾

utilizing the experience and expertise of the management team of the Advisor, which has more than $300 billion of assets under management and more than 650 investment professionals, in sourcing, evaluating and structuring transactions;

◾	maintaining a significant alignment of interest between the Advisor and the Company through the Advisor’s significant holding of Shares;

◾	leveraging our ability to originate private credit investments;

◾	performing rigorous credit analysis and portfolio monitoring through a consistent, disciplined investment process, an independent valuation committee and internal and external annual audits; and

◾	initially investing in a liquid debt portfolio, which will be transitioned to a private senior debt portfolio within approximately two years following the Externalization Transaction.

Our principal office is located at 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202 and our telephone number is (704) 805-7200.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, incentive compensation granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed the Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company’s website located at www.baringsbdc.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules promulgated by the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference:

◾	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, as filed on May 2, 2018 and August 1, 2018, respectively;

◾	Definitive Proxy Statement on Schedule 14A, as filed on June 1, 2018;

◾

Current Reports on Form 8-K (excluding any information furnished therein), as filed on January 16, 2018, April 4, 2018, April 9, 2018, May 2, 2018, July 24, 2018, July 31, 2018, August 2, 2018 and August 6, 2018; and

◾	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed on February 28, 2018.

Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Call Toll-Free: (888) 991-1291

Via Email: baringsbdc@allianceadvisors.com

11.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of August 6, 2018, we had 56,186,025 issued and outstanding Shares. Because the Purchase Price will be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed at the minimum Purchase Price of $10.20 per Share, the number of Shares that we could purchase pursuant to the Offer is approximately 4,901,960, which would represent approximately 8.7% of the issued and outstanding Shares as of August 6, 2018. Assuming the Offer is fully subscribed at the maximum Purchase Price of $11.72 per Share, the number of Shares that we could purchase pursuant to the Offer is approximately 4,266,211, which would represent approximately 7.6% of the issued and outstanding Shares as of August 6, 2018.

Interests of Directors, Executive Officers and Certain Stockholders. As of August 6, 2018, our directors and executive officers as a group (nine persons) beneficially owned an aggregate of 9,791 Shares, representing less than 1.0% of the total number of outstanding Shares. After the Expiration Time, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, purchase or sell Shares from time to time in open market transactions at prices that may be more or less than the Purchase Price to be paid to our stockholders pursuant to the Offer.

Pursuant to the Externalization Agreement:

◾

the Company agreed, if less than $50,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn, to carry out subsequent tender offers at successive approximately semi-annual intervals until a total of $50,000,000 has been utilized by the Company to repurchase Shares at a price per Share up to and including the net asset value per Share;

◾	the Advisor purchased $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction; and

◾

the Advisor agreed to (i) establish the Advisor Trading Plan in accordance with Rule 10b5-1(c) promulgated under the Exchange Act providing for the purchase by the Advisor of $50,000,000 worth of Shares in open market transactions over a two-year period at prices not greater than the net asset value per Share and (ii) use any funds remaining under the trading plan after such two-year period to purchase Shares directly from the Company at the greater of the then-current net asset value per Share or the then-current market price per Share. Pursuant to the terms of the Advisor Trading Plan, no purchases of Shares shall be made that would violate Rule 13e-4(f)(6) promulgated under the Exchange Act.

The following tables sets forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and executive officers, and by all directors and executive officers as a group, as of August 6, 2018 and (ii) the aggregate number and percentage of

Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of the outstanding Shares. For purposes of these tables, and in accordance with the rules promulgated by the SEC, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within 60 days after August 7, 2018, in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Shares.

Beneficial Ownership of Directors and Executive Officers

The business address of each of our directors and executive officers is c/o Barings BDC, Inc., 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202.

Name	Number of Shares Beneficially Owned	Percentage of Class
Interested Directors
Michael Freno	—	—
Tom Finke	—	—
Eric Lloyd(1)	—	—
Independent Directors
Thomas W. Okel	—	—
Jill Olmstead	—	—
Mark Mulhern	9,791	*
John Switzer	—	—
Executive Officers
Ian Fowler	—	—
Jonathan Bock	—	—
Melissa LaGrant	—	—

All directors and executive officers as a group (nine persons)	9,791	*

*	Represents less than 1.0% of our Shares.

(1)	Eric Lloyd is an interested director and our Chief Executive Officer.

Stockholders Beneficially Owning More than 5%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Barings LLC 300 South Tryon Street, Suite 2500 Charlotte, NC 28202(1)	8,529,917	15.2	%(2)

(1)

Solely based on information in a Schedule 13D dated August 6, 2018 filed with the SEC by the Advisor (the “Advisor Schedule 13D”). The Advisor Schedule 13D indicates that as of August 2, 2018, the Advisor was the beneficial owner with sole voting power with respect to 8,529,917 Shares, shared voting power with respect to 0 Shares, sole dispositive power with respect to 8,529,917 Shares and shared dispositive power with respect to 0 Shares.

(2)

If we purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price of $50,000,000, the Advisor’s percentage ownership in the Company will increase to

16.6%, based on the 8,529,917 Shares that the Advisor beneficially owned as of August 2, 2018 according to the Advisor Schedule 13D.

Recent Securities Transactions. Pursuant to the Externalization Agreement, the Advisor purchased $100,000,000 in newly-issued Shares at the closing of the Externalization Transaction. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any other transactions involving our Shares during the 60 days prior to August 7, 2018.

Other Interests. Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or the documents incorporated herein by reference, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Offer on the Market for Shares; Registration Under the Exchange Act

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets), and may to reduce the number of our stockholders. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares pursuant to the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares pursuant to the Offer is not likely, in our reasonable judgment, to cause the Shares to be (i) held of record by less than 300 persons, (ii) delisted from the NYSE or (iii) eligible for deregistration under the Exchange Act. See Section 7.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer pursuant to the terms of the Offer will not result in the Shares being deregistered under the Exchange Act.

13.	Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for purchase of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for purchase and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below), in each case, whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares are held by stockholders as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, business development companies, cooperatives, trusts and estates, persons who mark-to-market our Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. This summary assumes that Barings BDC is and will remain a RIC for U.S. federal income tax purposes for its taxable year which includes each exchange of Shares pursuant to the Offer.

You are urged to consult your tax advisor as to the particular consequences of your participation in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial holder of Shares that is not a “pass-through entity” (including a partnership) for U.S. federal income tax purposes and that also is not a U.S. Holder.

U.S. Holders. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares purchased by Barings BDC. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by a U.S. Holder. In addition, any loss upon an exchange of Shares by a U.S. Holder for cash pursuant to the Offer who has held the Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received from Barings BDC that were required to be treated by the U.S. Holder as long-term capital gain.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all Shares owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S.

Holder generally must take into account not only Shares it actually owns, but also Shares it constructively owns as determined under section 318 of the Code (including, without limitation, Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder’s family).

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in Barings BDC. Whether such a meaningful reduction of the U.S. Holder’s stock interest in Barings BDC results will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in Barings BDC is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of Barings BDC suffers any reduction in its proportionate stock interest in Barings BDC (including any Shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in Barings BDC. U.S. Holders should note, however, that because other holders may exchange a greater percentage of their Shares for cash pursuant to the Offer than a particular U.S. Holder, the interest in Barings BDC of a U.S. Holder may increase immediately following the Offer even if both that U.S. Holder exchanges Shares for cash pursuant to the Offer and neither it nor any person whose ownership of Shares is attributed to such U.S. Holder pursuant to the constructive ownership rules described above acquires any other Shares.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the objective tests respectively set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting shares of Barings BDC actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting shares of Barings BDC actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of Barings BDC.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer generally will result in a “complete redemption” if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer, the U.S. Holder constructively holds Shares solely as a result of the constructive ownership rules relating “family attribution,” the U.S. Holder timely and properly waives the attribution of those Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder, and complies with certain other requirements relating to share ownership in Barings BDC. U.S. Holders desiring to waive such constructive ownership of Shares should consult their tax advisors about the applicability of section 302(c)(2) of the Code in their particular circumstances.

U.S. Holders should be aware that an acquisition or disposition of Shares (including by persons whose ownership of outstanding Shares is attributed to a U.S. Holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. Holder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. Holders are urged to consult their tax advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. Holders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, the U.S. Holder can be given no assurance, even if the U.S. Holder tenders all of the U.S. Holder’s Shares, that we will purchase a sufficient number of such Shares to permit the stockholder to satisfy any of the foregoing tests. The application of section 302 of the Code is complex. U.S. Holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules in their particular circumstances.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution by Barings BDC to such U.S. Holder, and the U.S. Holder’s adjusted tax basis in the Shares exchanged generally will be added to any Shares retained by the U.S. Holder. If the exchanging U.S. Holder owns no other Shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. The distribution will be treated as a dividend to the extent of Barings BDC’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds Barings BDC’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any distributions that are designated as capital gains dividends will be taxed to U.S. Holders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Barings BDC for the taxable year; without regard to the period for which the U.S. Holder has held its Shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. In light of our investment strategies, dividend income received by a U.S. Holder will generally be taxed at ordinary income rates of up to 37%. Dividend income from us will generally not be eligible for the preferential tax rate on “qualified dividend income” received by U.S. Holders taxed at individual rates from domestic C corporations and certain qualified foreign corporations, except to the extent such dividend income is attributable to dividends received by us from certain non-BDC corporations or to income upon which we have paid corporate income tax. Additionally, dividends received by U.S. Holders who are corporations will not qualify for the dividends received deduction generally available to corporations. In addition, if a U.S. Holder’s exchange of Shares for cash pursuant to the Offer is treated as a dividend to a tendering stockholder, the IRS may take the position that a constructive distribution under section 305(c) of the Code may result to a stockholder whose proportionate interest in the earnings and assets of Barings BDC has been increased by such tender. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

Notwithstanding the foregoing, the IRS has proposed Treasury regulations that would require the basis reduction associated with a redemption or repurchase (such as pursuant to the Offer) that is taxed as a distribution to be applied on a “share-by-share” basis, which could result in taxable income with respect to some Shares, even though the U.S. Holder’s aggregate basis for the Shares would be sufficient to absorb the entire redemption distribution. In addition, these proposed Treasury regulations would not permit the transfer of basis in the exchanged Shares to the remaining Shares held (directly or indirectly) by the exchanging U.S. Holder. Instead, the unrecovered basis in such Shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized, and whether any such final regulations would apply to an exchange of Shares pursuant to the Offer. Accordingly, such proposed Treasury regulations may apply to U.S. Holders exchanging Shares pursuant to the Offer.

Contemporaneous acquisitions or dispositions of Shares by a U.S. Holder or related parties or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining the tax treatment of the Offer to a U.S. Holder. In addition, we cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder or other payee otherwise establishes to the satisfaction of the

Depositary that the stockholder or other payee is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Non-U.S. Holders. As discussed above, an exchange of Shares for cash by a Non-U.S. Holder will either be treated as a sale or exchange (if the tests described above with respect to U.S. Holders are satisfied) or, alternatively, a distribution for U.S. federal income tax purposes. Any payments to a Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes under the rules set forth above will generally be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Non-U.S. Holder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless the stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax advisor. Special rules may apply in the case of Non-U.S. Holders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax advisor.

For withholding purposes, we expect to treat each exchange of Shares for cash pursuant to the Offer by a Non-U.S. Holder as being a distribution for U.S. federal income tax purposes (and not as a sale or exchange) that is made out of our current or accumulated earnings and profits. As a result, the Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Holder, unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI or W-8EXP, as applicable, evidencing that such withholding is not required or a reduced rate of withholding (for instance, pursuant to an applicable income tax treaty) is applicable. However, amounts withheld may be refundable if, for instance, it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, or that the exchange of Shares by such Non-U.S. Holder was treated as an exchange of such Shares for U.S. federal income tax purposes (and not as a distribution for U.S. federal income tax purposes), provided that certain conditions are met.

The preceding discussion is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of U.S. federal, state, local, non-U.S. and other tax laws.

15.	Extension of the Offer; Termination; Amendment

Subject to applicable law and any rules and regulations promulgated by the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for purchase of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for purchase, and not pay for, any Shares not theretofore accepted for purchase or paid for or, subject to applicable law, postpone payment for Shares, if any of the conditions specified in Section 7 are not satisfied or waived at or prior to the Expiration Time, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for purchase is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the aggregate value of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

◾	we increase or decrease the price to be paid for Shares; and

◾

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

16.	Fees and Expenses

We have retained Wells Fargo Securities, LLC to act as the exclusive Dealer Manager in connection with the Offer. In their role as exclusive Dealer Manager, Wells Fargo Securities, LLC may contact brokers, dealers and other nominee stockholders and may provide information regarding the Offer to those that it contacts or persons, including any institutional stockholders, that contact it. Wells Fargo Securities, LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Wells Fargo Securities, LLC for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Wells Fargo Securities, LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Wells Fargo Securities, LLC has in the past provided the Advisor, and in the future may provide, capital markets advice to Barings BDC or the Advisor, for which services it has received, and would expect to receive, compensation from us or the Advisor, as applicable. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Wells Fargo Securities, LLC and its affiliates may enter into, exit or hold positions, both long and short, for its own accounts and for those of its customers, in our securities.

We have retained Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. In its role as Depositary, it will receive Letters of Transmittal, Notices of Guaranteed Delivery and Notices of Withdrawal. In its role as Depositary, it will be responsible for receiving tenders through the DTC’s ATOP system, determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by the Company in the Offer. Computershare Trust Company, N.A. will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Alliance Advisors, LLC to act as the Information Agent in connection with the Offer. In its role as Information Agent, Alliance Advisors, LLC may contact stockholders by mail, telephone, facsimile, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Alliance Advisors, LLC may also provide information regarding the Offer to those persons, including retail stockholders, that contact it. Alliance Advisors, LLC will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Depositary and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult their brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Advisor, the Dealer Manager, the Depositary or the Information Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Barings BDC.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information in or incorporated by reference in this Offer to Purchase and the Letter of Transmittal or in the other documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information in or incorporated by reference herein or in the affairs of Barings BDC or any of its subsidiaries since the date hereof. We have not authorized anyone to provide you with information in connection with the Offer other than the information in this Offer to Purchase or the Letter of Transmittal. If anyone makes any recommendation or gives any information, you must not rely upon that recommendation or information as having been authorized by us, any member of our Board of Directors, the Advisor, the Dealer Manager, the Depositary or the Information Agent or any of our or their respective affiliates.

Barings BDC, Inc.

August 7, 2018

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare

By registered, certified, express or first class mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

If you have any questions regarding the Offer, please contact the Dealer Manager at the address or telephone number set forth below (institutional stockholders) or the Information Agent at the address or telephone number set forth below (retail stockholders). If you require additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents related to the Offer, please contact the Information Agent at the address and telephone number set forth below. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue

New York, NY 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515

The Information Agent for the Offer is:

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Call Toll-Free: (888) 991-1291

Via Email: baringsbdc@allianceadvisors.com